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                                                            Exhibit 12

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                              (in thousands)


                                                                                        12 Months Ended

                                               __________________________________________________________________________________
                                                                                          December 31,
                                                  June 30,          _____________________________________________________________
                                                    1996              1995         1994          1993         1992       1991
                                               _____________        ________     ________      ________     ________     ________
Net  income....................................     $ 77,024      $  70,631     $ 81,913      $ 84,011     $ 72,601       $ 75,683

Add--Federal and state income taxes:
    Current....................................       50,158         41,276       38,097        50,441        6,110         36,316
    Deferred  (net)............................        2,590          5,627       13,190         1,674       33,998          7,573
    Investment  tax  credit amortization.......       (3,355)        (3,361)      (3,367)       (3,366)      (3,336)        (3,464)
    Income tax applicable to nonoperating
      activities...............................          459            941          603           631        2,989          2,413
                                                     _______        _______      _______       _______      _______        _______
                                                      49,852         44,483       48,523        49,380       39,761         42,838
                                                     _______        _______      _______       _______      _______        _______
Net  income  before  income  taxes.............      126,876        115,114      130,436       133,391      112,362        118,521
                                                     _______        _______      _______       _______      _______        _______

Add--Fixed charges
   Interest  on  long-term  debt...............       31,415         31,168       31,164        32,823       35,534         36,652
   Interest  on  provision for revenue  refunds            -              -            -             -         (803)         4,261
    Other  interest............................        1,442            853          358           479          392          1,231
  Amortization of net debt premium and
      discount.................................        1,718          1,703        1,678         1,598          863            338
                                                     _______        _______      _______       _______      _______        ________
                                                      34,575         33,724       33,200        34,900       35,986         42,482
                                                     _______        _______      _______       _______      _______        ________
Earnings   as  defined.........................     $161,451       $148,838     $163,636      $168,291     $148,348        $161,003
                                                     =======        =======      =======       =======      =======        ========

Ratio  of  earnings  to  fixed charges.........         4.67           4.41         4.93          4.82         4.12            3.79

Earnings required for preferred dividends:
   Preferred stock dividends...................     $  3,775       $  3,850     $  3,510      $  3,718     $  4,549        $  5,396
   Adjustment  to  pre-tax  basis..............        2,443          2,425        2,079         2,185        2,491           3,054
                                                     _______        _______      _______       _______       _______        _______
                                                    $  6,218       $  6,275     $  5,589      $  5,903     $  7,040        $  8,450
                                                     _______        _______      _______       _______       _______        _______
Fixed charges plus preferred stock
   dividend  requirements......................     $ 40,793       $ 39,999     $ 38,789      $ 40,803     $ 43,026        $ 50,932
                                                     =======        =======      =======       =======       =======        =======

Ratio of earnings to fixed charges plus
   preferred  stock  dividend  requirements....         3.96           3.72         4.22          4.12         3.45            3.16


* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings required for preferred dividends
{          Net income                   }

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